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                         AUTHENTIC FITNESS CORPORATION
                    CALCULATION OF INCOME PER COMMON SHARE
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                  THIRD QUARTER ENDED        NINE MONTHS ENDED
                                                                 ----------------------    ----------------------
                                                                 MARCH 30,    APRIL 1,     MARCH 31,    APRIL 1,
                                                                   1996         1995         1996         1995
                                                                 ---------    ---------    ---------    ---------

Income before extraordinary item(1)...........................   $     609    $   5,975    $   8,270    $  12,494
                                                                 ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------
Extraordinary item............................................   ($  1,359)      --        ($  1,359)      --
                                                                 ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------
Net Income (loss).............................................   ($    750)   $   5,975    $   6,911    $  12,494
                                                                 ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------
Weighted average number of shares of common stock outstanding
  during the period...........................................  17,855,597   17,789,104   17,827,404   17,775,300
Common shares sold in public offering completed in October
  1995........................................................   2,500,000       --          975,275       --
Common stock equlvalents:
     Series A Warrants........................................   1,809,179    3,618,358    2,538,843    3,618,358
     Option shares outtanding using the treasury sock
       method.................................................   1,088,597      300,387      690,476      307,061
                                                                 ---------    ---------    ---------    ---------
Weighted average number of shares of common stock
  outstanding.................................................  23,253,373   21,707,849   22,031,998   21,700,719
                                                                ----------   ----------   ----------   ----------
                                                                ----------   ----------   ----------   ----------
Net income (loss) per common share:
     Income before extraordinary items(2).....................   $    0.03    $    0.28    $    0.38    $    0.58
     Extraordinary item.......................................       (0.06)      --            (0.06)      --
                                                                 ---------    ---------    ---------    ---------
Net income (loss) per share...................................   ($   0.03)   $    0.28    $    0.31    $    0.58
                                                                 ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------

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(1) Income  before the Special bad debt  loss and extraordinary item  was $7,792 and $15,453 for the three months and nine months ended March 30, 1996, respectively.

(2) Income per share before the Special bad debt loss and extraordinary items was $.34 and $.69 for the three months and nine months ended March 30, 1996, respectively.



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